Contact:
Planet Communications - Media Relations:
Deanne Eagle	917.837.5866
MDC Group - Investor Relations:
Susan Roush	747.222.7012
David Castaneda	414.351.9758

NEURALSTEM DEPRESSION TRIAL DATA TO BE PRESENTED AT THE AMERICAN SOCIETY OF CLINICAL PSYCHOPHARMACOLOGY ANNUAL MEETING

GERMANTOWN, MD, May 23, 2014 — Neuralstem, Inc. (NYSE MKT: CUR) announced that data from the NSI-189 Phase Ib study in major depressive disorder (MDD) will be presented at the American Society of Clinical Psychopharmacology Annual Meeting in Hollywood, Florida, on June 17th at 4:15 EDT. NSI-189 is Neuralstem’s first-in-class, lead neurogenic small molecule compound. In pre-clinical studies, NSI-189 was shown to promote the formation of new neurons (neurogenesis) in animals and in human hippocampus-derived neural stem cells. In “A Phase Ib Randomized, Double-Blind, Placebo-Controlled, Multiple-Dose Escalation Study Evaluating the Effects of NSI-189 Phosphate, A Neurogenic Compound, in Patients with Major Depressive Disorder (MDD),” found on page 73 of the abstract book http://ascpmeeting.org/wp-content/uploads/2014/05/ASCP-Oral-Abstract-Book-Online.pdf, study author, Marlene Freeman, MD, Medical Director, Clinical Trials Network and Institute, Massachusetts General Hospital, and Associate Professor of Psychiatry, Harvard Medical School, will discuss trial results, including that depressed patients on two different doses showed clinically meaningful reductions in depressive and cognitive symptoms across all measures against placebo. Furthermore, these improvements appeared to persist throughout the follow up period. Based on the results, the investigators, including lead study author, Maurizio Fava, MD, Executive Vice Chair, Department of Psychiatry, Executive Director, Clinical Trials Network and Institute, Massachusetts General Hospital, concluded that a neurogenesis-based platform could identify promising new treatments for major depressive disorder.

“We are honored that the highly prestigious American Society of Clinical Psychopharmacology selected our data for presentation at their Annual Meeting,” said Karl Johe, PhD, Neuralstem’s Chairman and Chief Scientific Officer. “This is extremely robust Phase Ib data. As the abstract points out, trial patients on active therapy experienced meaningful reductions in their depressive and cognitive symptoms across all clinical measurements,including the Montgomery-Asberg Depression Rating Scale (MADRS); the Clinician Global Impression – Improvement (CGI-I); the Symptoms of Depression Questionnaire (SDQ) and the Cognitive and Physical Functioning Questionnaire (CPFQ). We are eager to share the complete data in the June 17th presentation, as well as biomarker data from trial, which will be presented at the International College of Neuropsychopharmacology World Congress in Vancouver on June 24th.”

About Major Depressive Disorder

Major depressive disorder (MDD), also called major depression, is characterized by a combination of symptoms that interfere with a person's ability to function normally. MDD affects approximately 14.8 million American adults and is the leading cause of disability in the U.S. for ages 15-44, according to the National Institute of Mental Health. While most treatments modulate brain neurotransmitter levels to treat brain chemistry, new research suggests that brain physiology could also be involved. Depressed patients have reduced volume in the hippocampus, a part of the brain that generates new neurons. Neuralstem believes that stimulating the generation of new neurons in the hippocampus could potentially address the pathology of the depression itself.

About Neuralstem

Neuralstem's patented technology enables the production of neural stem cells of the brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glial cells. Neuralstem’s NSI-566 spinal cord-derived stem cell therapy is in Phase II clinical trials for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease. Neuralstem has been awarded orphan status designation by the FDA for its ALS cell therapy.

In addition to ALS, the company is also targeting major central nervous system conditions with its NSI-566 cell therapy platform, including spinal cord injury and ischemic stroke. The company has received FDA approval to commence a Phase I safety trial in chronic spinal cord injury.

Neuralstem also maintains the ability to generate stable human neural stem cell lines suitable for systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate neurons, possibly reversing pathologies associated with certain central nervous system conditions.  The company has completed a Phase I safety trial evaluating NSI-189, its first neurogenic small molecule product candidate, for the treatment of major depressive disorder (MDD). Additional indications might include traumatic brain injury (TBI), Alzheimer's disease, and post-traumatic stress disorder (PTSD).

For more information, please visit www.neuralstem.com or connect with us on Twitter, Facebook and LinkedIn

Cautionary Statement Regarding Forward Looking Information:

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2013 and Form 10Q, for the period ended March 31, 2014.

# # #